Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Reserve Municipal Money-Market Trust II, Reserve New York Municipal Money Market Trust and Reserve Municipal Money-Market Trust:

We consent to the use of our report dated July 30, 2008, except for note 11 which is dated October 7, 2008, with respect to the statement of net assets of the Interstate Tax-Exempt Fund, California Municipal Money-Market Fund, Connecticut Municipal Money-Market Fund, Florida Municipal Money-Market Fund, Massachusetts Municipal Money-Market Fund, New Jersey Municipal Money-Market Fund, Ohio Municipal Money-Market Fund and the Virginia Municipal Money-Market Fund of the Reserve Municipal Money-Market Trust II, New York Money-Market Fund of the Reserve New York Municipal Money Market Trust, and the statements of assets and liabilities, including the schedule of investments, of Michigan Municipal Money-Market Fund and Pennsylvania Municipal Money-Market Fund of the Reserve Municipal Money-Market Trust II, Arizona Municipal Money-Market Fund, Louisiana Municipal Money-Market Fund and Minnesota Municipal Money-Market Fund of the Reserve Municipal Money-Market Trust (collectively the Funds), as of May 31, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the periods or years in the three-year period then ended, included herein and to the references to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements” included in this Registration Statement on Form N-1A.

Our report dated July 30, 2008, except for note 11 which is dated October 7, 2008, contains an explanatory paragraph that states that the Funds have experienced a significant decline in net assets, are currently not offering any class of shares for purchase and the Funds’ investment adviser, distributor, certain of its trustees and officers, and affiliated mutual funds have been named as defendants in numerous legal actions.  These matters raise substantial doubt about the Funds’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

October 7, 2008